Exhibit 99.1

Cell Therapeutics, Inc. Adopts Shareholder Rights Plan

December 28, 2009 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) announced today that on December 24, 2009, CTI’s Board of Directors (the “Board of Directors”) approved and adopted a Shareholder Rights Plan (the “Rights Plan”) in which one preferred stock purchase right will be distributed for each common share held as of the close of business on January 7, 2010. Initially, the rights are not exercisable, and are attached to and trade with, all of the shares of CTI’s common stock outstanding as of, and issued subsequent to, the record date.

“This is a critical turning point as CTI prepares for the potential launch of pixantrone, a product which we believe has significant commercial prospects for CTI and its shareholders.” said James A. Bianco, M.D., CEO of CTI. “The Board of Directors believes that the Rights Plan will enhance CTI’s ability to protect shareholder interests and enable shareholders to receive fair treatment in the event of an unsolicited takeover attempt. The Rights Plan is intended to provide the Board of Directors with sufficient time to consider any and all alternatives to enhance value for our shareholders.”

The Rights Plan is designed to deter coercive takeover tactics, and to prevent an acquirer from gaining control of CTI without offering a fair price to all of CTI’s shareholders. The Rights Plan will not prevent a takeover, but should encourage anyone seeking to acquire CTI to negotiate with the Board of Directors prior to attempting a takeover.

Each right, if and when it becomes exercisable, will entitle the holder to purchase one ten-thousandth of a share of a new series of junior participating cumulative preferred stock for $6.00, subject to standard adjustment in the Rights Plan. The rights will become exercisable for CTI preferred stock if a person or group acquires 20% or more of CTI’s common stock. Upon acquisition of 20% or more of CTI’s common stock, the Board of Directors could decide that each right (except those held by a 20% shareholder, which become null and void) would become exercisable entitling the holder to receive upon exercise, in lieu of a number of units of preferred stock, that number of shares of CTI common stock having a market value of two times the exercise price of the right—in effect doubling the value of the right to the shareholder. In certain circumstances, including if there are insufficient shares of CTI’s common stock to permit the exercise in full of the rights, the holder may receive units of preferred stock, other securities, cash or property, or any combination of the foregoing.

www.CellTherapeutics.com

If CTI is acquired in a merger or other business combination transaction after any such event, each holder of a right, except those held by a 20% shareholder, which become null and void, would then have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the right.

CTI’s Board of Directors may redeem the rights for $0.0001 per right or terminate the Rights Plan at any time prior to an acquisition by a person or group holding 20% or more of CTI’s common stock. The Rights Plan will expire on January 7, 2013.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory, aggressive non-Hodgkin’s lymphoma as determined by the U.S. Food and Drug Administration, CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

Medical Information Contact:

T: 800.715.0944

E: info@askarm.com

www.CellTherapeutics.com